EXHIBIT 99.1

State Auto Financial reports third quarter 2016 results
•Quarterly income of $0.24 per share
•Quarterly GAAP combined ratio of 105.0
•Return on equity of (0.9)%
•Book value per share of $21.82

COLUMBUS, OHIO - November 3, 2016 - State Auto Financial Corporation (NASDAQ:STFC) today reported third quarter 2016 net income of $10.1 million, or $0.24 per diluted share, versus net income of $20.7 million, or $0.50 per diluted share, for the third quarter of 2015. Net income from operations1 per diluted share for the third quarter 2016 was $0.10 versus net income from operations1 per diluted share of $0.33 for the same 2015 period.
Operating Results
STFC’s GAAP combined ratio for the third quarter 2016 was 105.0 versus 99.1 for the third quarter of 2015. Catastrophe losses during the third quarter 2016 accounted for 2.5 points of the 71.3 total loss ratio points, or $8.1 million, versus 2.1 points of the total 64.9 loss ratio points, or $6.8 million, for the same period in 2015. Noncatastrophe losses during the third quarter 2016 included 1.1 points of adverse development relating to prior years, or $3.5 million, versus 0.3 points of favorable development, or $0.9 million, for the same period in 2015.
Net written premium for the third quarter of 2016 increased 3.5% compared to the same period in 2015. By insurance segment, net written premium increased for personal and specialty by 1.4% and 33.4%, respectively, and business decreased 6.2%. Personal auto and homeowners new business premium and new policy counts were up, while policies in force were lower, compared to the third quarter of 2015.
During the first half of 2016, the Company increased its number of personal lines agency appointments, and conducted pricing reviews designed to improve personal lines production. The growth in the specialty insurance segment was driven by an increase in new business for E&S casualty. The decline in the business insurance segment was significantly driven by our decision to exit our large account business and rate actions to improve profitability in commercial auto.
For the first nine months of 2016, STFC had a net loss of $11.5 million, or $0.28 per diluted share, compared to net income of $48.1 million, or $1.16 per diluted share, for the same 2015 period.
STFC’s GAAP combined ratio for the first nine months of 2016 was 107.9 compared to 100.0 for the same 2015 period. Catastrophe losses increased the loss ratio for the first nine months of 2016 by 6.8 points, or $65.4 million, compared to 4.9 points, or $46.8 million for the first nine months of 2015.
Noncatastrophe losses for the first nine months of 2016 included 3.6 points of adverse development relating to prior years, or $34.7 million, versus 1.2 points of favorable development, or $11.6 million, for the same period in 2015.

Net written premium for the first nine months of 2016 increased 1.6% compared to the same 2015 period. By insurance segment, net written premium was relatively flat for personal, decreased 6.3% for business, and increased 25.0% for specialty. The trends in the personal and business net written premiums are due to the same factors discussed above for the third quarter. The growth in the specialty insurance segment was driven by an increase in new business for both E&S casualty and programs.
Book Value and Return on Equity
STFC’s book value was $21.82 per share as of Sept. 30, 2016, an increase of $0.13 per share from STFC’s book value on June 30, 2016. The increase was due to net income offset by dividends on STFC common shares. Return on stockholders’ equity for the twelve months ended Sept. 30, 2016, was (0.9)% compared to 13.3% for the twelve months ended Sept. 30, 2015.
STFC’s Chairman, President and CEO Mike LaRocco commented on the quarter as follows:
“We're making real progress in our effort to return State Auto to profitable growth, as we continue to work to address the drivers of our poor overall results.
“I'm not pleased with our third quarter results, which were driven by our auto lines. This caused our overall results, while improved, to remain unacceptable. During the quarter, following an evaluation, we decided to stop writing Program business. Termination of those partnerships is underway and will continue through mid-2017.
“At the same time, my confidence in our future success and profitability is based on the continued progress being made across the company. We achieved a number of key objectives, most notably the launch of our new digital platform. The new platform represents a major milestone in our company's history, and is transformative within the independent insurance industry. Our independent agents are engaged and supportive, as we rollout the new platform to support their businesses and customers.
“Our foundation is solid and I am confident of improvement going forward.”
About State Auto Financial Corporation
State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top fourth of all NASDAQ listed companies.
The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional

information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.
1 Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounted to income of $0.14 per diluted share for the third quarter 2016 and income of $0.26 year to date 2016 versus income of $0.17 per diluted share for the third quarter 2015 and income of $0.31 year to date 2015.
STFC has scheduled a conference call with interested investors for Thursday, November 3, at 11 a.m. ET to discuss the Company’s second quarter 2016 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com/STFC. A replay of the call can be heard beginning at 2 p.m., Nov. 3, by calling 855-859-2056, conference ID 96704012. Supplemental schedules detailing the Company’s third quarter 2016 financial, sales and underwriting results are made available on http://www.StateAuto.com/STFC prior to the conference call.
* * * * * *
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial's Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three months ended September 30		Nine months ended September 30
($ in millions, except per share amounts)	2016	2015	2016	2015

Net premiums written	$335.8	$324.5	$986.2	$970.8

Earned premiums	325.8	319.7	968.1	946.5
Net investment income	17.6	18.7	54.1	53.9
Net realized gain on investments	8.8	10.8	16.6	20.0
Other income	0.6	0.5	1.7	1.6
Total revenue	352.8	349.7	1,040.5	1,022.0

Income (loss) before federal income taxes	7.4	29.9	(13.9)	66.5

Federal income tax (benefit) expense	(2.7)	9.2	(2.4)	18.4
Net income (loss)	$10.1	$20.7	$(11.5)	$48.1

Earnings (loss) per common share:
- basic	$0.24	$0.50	$(0.28)	$1.17
- diluted	$0.24	$0.50	$(0.28)	$1.16

Earnings (loss) per share from operations (A):
- basic	$0.10	$0.33	$(0.54)	$0.85
- diluted	$0.10	$0.33	$(0.54)	$0.85

Weighted average shares outstanding:
- basic	41.6	41.1	41.5	41.1
- diluted	42.1	41.9	41.5	41.5

Return on average equity (LTM)	(0.9)%	13.3%

Book value per share	$21.82	$21.28

Dividends paid per share	$0.10	$0.10	$0.30	$0.30

Total shares outstanding	41.6	41.1

GAAP ratios:
Cat loss and ALAE ratio	2.5	2.1	6.8	4.9
Non-cat loss and LAE ratio	68.8	62.8	67.6	61.4
Loss and LAE ratio	71.3	64.9	74.4	66.3
Expense ratio	33.7	34.2	33.5	33.7
Combined ratio	105.0	99.1	107.9	100.0

(A) Reconciliation of non-GAAP financial measure:
Net income (loss) from operations:
Net income (loss)	$10.1	$20.7	$(11.5)	$48.1
Less net realized gains on investments,
less applicable federal income taxes	5.7	7.0	10.8	13.0
Net income (loss) from operations	$4.4	$13.7	$(22.3)	$35.1